Exhibit 99.1

9 Meters Biopharma, Inc. Provides Business Update and Announces
Third Quarter 2020 Results

Phase 1b/2a trial with a proprietary long-acting GLP-1 agonist in short bowel syndrome top-line data expected in Q4

Continued enrollment of Phase 3 trial with larazotide in celiac disease, interim analysis remains on target for 1H 2021

Raleigh, NC, November 9, 2020 - 9 Meters Biopharma, Inc. (Nasdaq: NMTR), a clinical-stage rare and unmet needs-focused gastroenterology company, today announced financial results for the quarter ended September 30, 2020 and summarized significant clinical and corporate developments since its formation approximately 6 months ago.
John Temperato, President & CEO of 9 Meters Biopharma, commented:
“In a short period of time since our formation, the 9 Meters team has meaningfully progressed our clinical trial in short bowel syndrome while maintaining the timeline for our celiac disease trial, which are our two key value-driving corporate objectives. These achievements are supporting our goal of building a patient-focused company for rare and unmet needs in gastroenterology.”
Clinical Advancements
Proprietary long-acting GLP-1 agonist for short bowel syndrome (SBS)

▪	Phase 1b/2a proof of concept, open label, repeat dose, dose escalation study in 12 adults with SBS

–	First patients dosed in July

–	Patients dosed in all three cohorts

–	Primary outcome measure is safety and tolerability of repeated doses at three different dose levels

–	Top-line data expected by year-end

Larazotide for celiac disease

▪	In June, amended definition of primary endpoint for Phase 3 in celiac disease after consultation with FDA

–	Revised analytical approach to primary efficacy outcome allows reduction in participants from 630 to 525 while maintaining statistical powering at 90%

–	Continuous variable approach instead of responder analysis more aptly reflects change in celiac disease patient symptoms over trial duration

▪	Expect top-line results in 2H 2021

▪	Maintained all existing patients and data despite restrictions from state closures due to the COVID-19 pandemic

▪	Partnered with Beyond Celiac, a leading non-profit patient advocacy group, to assist with recruitment for Phase 3 trial of larazotide

Exhibit 99.1

Mr. Temperato further noted, “We continue to raise the visibility of the company in the capital markets as we progress towards our first major clinical milestone with results of our Phase 1b/2a trial in SBS that is now expected this quarter. We look forward to sharing results of this study before the end of this year.”
Anticipated Milestones next 12 months

•	Long acting GLP-1 agonist for short bowel syndrome

▪	Phase 1b/2a topline data Q4 2020

•	Larazotide for celiac disease

▪	Statistical sizing interim analysis planned 1H2021

▪	Expected Phase 3 top-line results in 2H 2021

•	Continue to pursue strategic in-licensing & out-licensing opportunities

•	Execution of publication strategy supporting clinical-evidence approach to treatment

Third Quarter Financial Results
The Company reported a net loss of approximately $8.3 million, or $0.06 per share, for the third quarter of 2020, compared to a net loss of approximately $9.2 million, or $0.26 per share, for the third quarter of 2019. The Q3 2020 results include approximately $1.6 million in non-cash charges related to the Company’s debt facilities.

As of September 30, 2020, the Company’s cash and cash equivalents totaled approximately $12.4 million, compared to approximately $13.5 million on June 30, 2020.

About 9 Meters Biopharma
9 Meters Biopharma, Inc. ("the Company") is a rare and unmet needs-focused gastroenterology company. The Company is advancing NM-002, a proprietary long-acting GLP-1 agonist in a Phase 1b/2a trial for Short Bowel Syndrome (SBS), a rare, orphan disease, as well as larazotide, a tight junction regulator being evaluated in Phase 3 for patient-reported symptom improvement in non-responsive celiac disease.
About 9 Meters Biopharma
9 Meters Biopharma, Inc. ("the Company") is a rare and unmet needs-focused gastroenterology company. The Company is advancing NM-002, a proprietary long-acting GLP-1 agonist in a Phase 1b/2a trial for Short Bowel Syndrome (SBS), a rare, orphan disease, as well as larazotide, a tight junction regulator being evaluated in Phase 3 for patient-reported symptom improvement in non-responsive celiac disease.
For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.
Forward-looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, the potential effects of the ongoing coronavirus outbreak and U.S. election uncertainties and related mitigation efforts on the Company's clinical, financial and operational activities; the Company's continued listing on Nasdaq; expectations regarding future financings; the future operations of the Company; the nature, strategy and focus of the Company; the development and commercial potential and potential benefits of any product candidates of the Company; anticipated preclinical and clinical drug development activities and related timelines, including the expected timing for data and other clinical and preclinical results; the Company having sufficient resources to advance its pipeline; and any other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without

Exhibit 99.1

limitation: (i) uncertainties associated with the clinical development and regulatory approval of product candidates; (ii) risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) the impact of COVID-19 on our operations, clinical trials or future financings and (vi) risks associated with the possible failure to realize certain anticipated benefits of the Company's recent merger and the Naia acquisition, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's. Annual Report on Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended June 30, 2020 and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
Corporate contacts
Edward J. Sitar, Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media contact
Amy Jobe, Ph.D.
LifeSci Communications, LLC
ajobe@lifescicomms.com
315-879-8192

Investor contact
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577